SECURITIES AND EXCHANGE COMMISSION
                    Washington, D. C. 20549


                            Form 8-K


                         Current Report
               Pursuant to Section 13 or 15(d) of
              The Securities Exchange Act of 1934


              DATE OF REPORT    NOVEMBER 15, 1996

               (Date of earliest event reported)


               AMERICAN PLASTICS & CHEMICALS INC.
     (Exact name of registrant as specified in its charter)


                            DELAWARE
         (State or other jurisdiction of incorporation)


          06348                           95-2461288
   (Commission File No.)          (I.R.S. Identification No.)



     400 N. ST. PAUL STREET, SUITE 890, DALLAS, TX  75201
  (Address of principal executive offices, including zip code)



         Registrant's telephone number  (214) 871-9650
                  (A Development Stage Company)




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ITEM 1.   CHANGES IN CONTROL OF REGISTRANT

          Not Applicable

ITEM 2.   ACQUISITION OR DISPOSITION OF ASSETS

          Not Applicable

ITEM 3.   BANKRUPTCY OR RECEIVERSHIP

          Not Applicable

ITEM 4.   CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

          Not Applicable

ITEM 5.   OTHER EVENTS

          The Registrant has engaged an internationally recognized investment banking firm to serve as its exclusive financial advisor and agent with respect to arranging financing for a methylene di-para-phenylene isocyanate ("MDI") plant to be constructed in the People's Republic of China ("China").

          The MDI plant is to be designed, built, and operated by a joint venture of which a 60% controlling interest is owned by the Registrant. A feasibility study of the project conducted by an independent engineering firm was completed in November 1995. It confirmed the project's viability, including capital costs. An environ-mental impact report was completed by a second independent engineering firm in December 1995. These reports and the joint venture contracts between the Registrant and its Chinese partner were submitted to the appropriate Chinese State authorities in late March 1996 for their preliminary approval of the project, with final approval subject to completion of funding arrangements. However, the MDI project has been formally approved as part of China's Ninth Five Year Plan which began on January 1, 1996.

          The investment in the project is estimated to be $160 million. China law requires that registered capital (equity) be one-third of the total investment, or approximately $53 million. The project debt would be approximately $107 million. The debt requirement is to be raised via project financing, with the borrower to be the joint venture. However, the Registrant and its partner are each individually responsible for their respective equity contributions to the joint venture. Therefore, the Registrant is required to raise sixty percent (60%) of the total $53 million equity requirement, or approximately $35 million, inclusive of fees and contingencies.

ITEM 6.   RESIGNATIONS OF REGISTRANT'S DIRECTORS

          Not Applicable

ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS

          Not Applicable

ITEM 8.   CHANGE IN FISCAL YEAR

          Not Applicable


                            SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   American Plastics & Chemicals Inc.
                                             (registrant)




                                   By:    /s/   M. Edward Stewart
                                       _______________________________________
                                        M. Edward Stewart
                                        President & Chief
                                        Executive Officer


Date:  November 15, 1996